Exhibit 23.7

Consent of Deepak Malhotra

Reference is made to the Annual Report of Midway Gold Corp. (the “Company”) on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012 (the “Annual Report”).

I hereby consent to the references to my name under the heading “Description of Properties – Pan property” and “Description of Properties – Spring Valley Property” and to the summary of the technical reports entitled ”, “NI 43-101 Preliminary Feasibility Study of the Pan Gold Project, White Pine County, Nevada, dated April 4, 2011” and "NI 43-101 Technical Report on the Spring Valley Project Pershing County, Nevada"in the Annual Report which the Company used, or directly quoted from, in preparing summaries concerning the Company’s mineral resources which appear in such Annual Report and the incorporation therein of such references to the Company’s registration statements on Form S-3 (Nos. 333-172009 and 333-165842) and on Form S-8 (No. 333-148796).

/s/ “Deepak Malhotra”
Deepak Malhotra

March 9, 2012